                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                    Computation of Earnings Per Common Share

                    (in thousands, except per share amounts)

                                                        Quarters Ended
                                                        --------------
                                                           March 31


EARNINGS                                               1994        1993
- --------                                               ----        ----
1.  Net income                                    $   96,140  $   83,675

2.  Less: Preferred dividends                          9,317       7,938
                                                     -------     -------

3.  Net income applicable to primary
     earnings per common share                        86,823      75,737

4.  Add: Interest expense on convertible
     debentures, net of tax                            1,061       1,078
                                                     -------     -------

5.  Net income applicable to fully diluted
     earnings per common share                    $   87,884  $   76,815
                                                     =======     =======

    SHARES
    ------

6.  Weighted average number of common shares
     outstanding                                     106,198     104,962


7.  Incremental shares from assumed exercise
     of dilutive stock options as of the
     beginning of the period using the treasury
     stock method                                        589       1,075


8.  Incremental shares from assumed conversion
     of debentures at date of issuance                 4,030       4,042
                                                     -------     -------


9.  Adjusted number of common shares                 110,817     110,079
                                                     =======     =======

    PER SHARE CALCULATION
    ---------------------

10. Primary net income per common share           $      .82  $      .72
    (Item 3 / Item 6); see note below

11. Fully diluted net income per common share     $      .79  $      .70
    (Item 5 / Item 9); see note below

Note - Income per common share before extraordinary items and cumulative effect of accounting changes, net, on both a primary and fully diluted basis for the quarters ended March 31, 1994 and March 31, 1993 are computed by adding to the numerator $6,535 and subtracting from the numerator $24,203, respectively.